Exhibit 107

Calculation of Filing Fee Tables

S-3
(Form Type)

Red Cat Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	12,355,361	2.04	$25,204,936.44	.0000927	$2,336.50
Fees Previously Paid								$--
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$25,204,936.44		$2,336.50
	Total Fees Previously Paid							$--
	Total Fee Offsets							--
	Net Fee Due							$2,336.50

(1)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the bid and asked price as of a specified date within 5 business days prior to the date of the filing of this Registration Statement.

(2)	Pursuant to Rule 416(a) under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.